Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	212-838-3777
(732) 296-8400

SENESCO TECHNOLOGIES APPOINTS JACK VAN HULST TO BOARD OF DIRECTORS

NEW BRUNSWICK, N.J. (Jan. 18, 2007) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that on January 17, 2007 the board appointed Jack Van Hulst, age 67, a 39-year veteran of the healthcare industry, to serve on the Company’s board of directors, effective immediately.  The addition of Mr. Van Hulst to Senesco’s board brings the total number of directors serving on Senesco’s board to eight.

Ruedi Stalder, chairman of Senesco’s board of directors said, “It is a special pleasure for me to welcome Jack van Hulst to our Board of Directors. Jack brings a wealth of relevant experience in the healthcare industry, having owned and operated a number of companies in the pharmaceutical field. His skills and practical experience in negotiating a wide range of business agreements, as well as his legal background and his experience in dealing with various government agencies, will be of great value to our Board in reviewing and directing business strategies for Senesco. His contacts both in the industry and in the financial community will be a significant asset to our team. We are looking forward to working closely with him and benefiting from his contribution to Senesco.”

Mr. Van Hulst was from 1999 to 2005 executive vice president at Puerto Rico-based MOVA Pharmaceutical Corporation, a contract manufacturer to the pharmaceutical industry that recently merged with Canadian-based Patheon (TSX:PTI).  He began his career in 1968 at the multinational Dutch company Organon, which was subsequently acquired by AKZO, N.V., holding various positions of increasing responsibility at the company, including president of AKZO’s generic drug business from 1986 to 1989.

From 1989 to 1999 Mr. Van Hulst successively owned and led two generic pharmaceutical companies, improving their operations and then selling them to a private equity group and a pharmaceutical company.

He is currently a director of Protein Sciences Corporation, a privately-held biotechnology company based in Meriden, Connecticut which utilizes recombinant DNA technology to develop and manufacture modern protein-based vaccines, diagnostics and therapeutics.  He also serves as a pharmaceutical industry consultant to Mehta Partners, LLC, a leader in global biopharmaceutical investments.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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